Exhibit 99.1

                             Contact:    Rick Van Warner
                                                (407) 628-3104

ROMACORP, INC., OPERATOR OF TONY ROMA'S RESTAURANTS,
 NAMES DAVID HEAD CEO AND PRESIDENT

DALLAS, June 23, 2003 - Romacorp, Inc., operator and franchisor of the 257-unit Tony Roma's, Famous for Ribs chain, today announced that David Head has joined the company as CEO, President and a member of the Board of Directors. Head, a 29-year veteran of casual dining, will oversee the company and all of its subsidiaries, including Roma Franchise Corp., the U.S. franchise company, and Roma Systems, the international franchise arm.

"I'm excited about the opportunity to lead a great brand that has performed well internationally and domestically," Head said. "Tony Roma's has a strong heritage and I look forward to helping the company build an even brighter future."

Former CEO Frank Steed will remain with the company in the new capacity as President of both franchise entities, reporting directly to Head. Steed will also serve as a member of the Board of Directors.

In his new position Steed will be responsible for continuing the company's re-franchising program, selling select company stores to new and existing franchisees. Steed also will be charged with developing new international and U.S. franchise agreements.

"We're pleased that Frank will focus his energies on the franchise side of our business," said Head, who most recently served as CEO and President of Shells Seafood Restaurants, Inc. "His experience and international relationships make him a great asset in this role."

Head has extensive experience on both the franchisee and franchisor sides of the casual restaurant business. Prior to Shells he led a Red Robin franchise development group. The former Houlihan's Restaurant group CEO also previously managed Apple Partners, a high-volume Applebee's franchisee. Earlier in his career, Head held executive positions for 5 years with Sizzler International, and 8 years with Marriott's former dinnerhouse division.

Romacorp, Inc. operates and franchises Tony Roma's restaurants, the world's largest casual dining restaurant chain specializing in ribs. The Company operates 43 and franchises 215 restaurants in 27 states and 28 countries and territories.

Forward-Looking Comments

Statements which are not historical facts contained herein are forward-looking statements that involve estimates, risks and uncertainties, including but not limited to: consumer demand and market acceptance risk; the level of and the effectiveness of marketing campaigns by the Company; training and retention of skilled management and other restaurant personnel; the Company's ability to locate and secure acceptable restaurant sites; the effect of economic conditions, including interest rate fluctuations, the impact of competing restaurants and concepts, new product introductions, product mix and pricing, the cost of commodities and other food products, labor shortages and costs and other risks detailed in filings with the Securities and Exchange Commission.

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